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                                  Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (File No. 333-11797) of our report dated February 16, 2001 relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report to the Shareholders of the Aggressive Portfolio, Moderately Aggressive Portfolio, Moderate Portfolio, Moderately Conservative Portfolio, and the Conservative Portfolio (five portfolios constituting the Nationwide Asset Allocation Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



/s/ PriceWaterhouseCoopers LLP

Columbus, Ohio
May 1, 2001